Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT is made this February 25, 2005 by and between Sabine Pass LNG-GP, Inc. a Delaware corporation (the “Manager”), and Sabine Pass LNG, L.P., a Delaware limited partnership (the “Project Company”). The Manager and the Project Company are sometimes individually referred to as a “Party” and, collectively, referred to as the “Parties”.

WHEREAS, the Project Company plans to acquire, construct, own, lease, develop, manage and operate, a liquefied natural gas receiving terminal in Cameron Parish, Louisiana (the “Project”);

WHEREAS, the Project Company has, concurrently with the date hereof, entered into an Operations and Maintenance Agreement (the “O&M Agreement”) with Cheniere LNG O&M Services, L.P. (the “Operator”) for the operation and maintenance of the Project; and

WHEREAS, the Project Company wishes to engage the Manager to manage all of its business and operations other than those services which are to be provided by the Operator under the O&M Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 When used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

“Agreement” means this Management Services Agreement, as modified, supplemented or amended from time to time.

“Ancillary Expenses” means direct out-of-pocket expenses incurred by the Manager in the course of performing the Services during any Operating Year, including without limitation telephone and other communications charges, copying and reproduction expenses, other direct office expenses other than employee costs (if any) or overhead costs, costs of outside consultants, accountants and attorneys, transportation costs, insurance, fees payable to third parties, Lenders and financial institutions or governmental authorities.

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“Base Rate” means the interest rate per annum equal to the lesser of (a) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date (or if The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in Texas on the applicable date) plus two percent (2%) or (b) the maximum lawful rate from time to time permitted by Applicable Law. The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

“Budget For Management Services” means the annual budget of the Project Company with respect to the Services to be provided by the Manager hereunder, to be prepared by the Manager as described in Article 3.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States of America, are legally required or authorized to close.

“Collateral” has the meaning provided in the Credit Agreement.

“Collateral Agent” has the meaning provided in the Credit Agreement.

“Commercial Start Date” has the meaning provided in the Total TUA.

“Confidential Information” has the meaning given in Section 12.8.

“CPI” means the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor or if such index is no longer published then such other index as the Manager may select and the Project Company shall approve, which approval shall not be unreasonably withheld.

“Credit Agreement” means the Credit Agreement dated as of February 25, 2005, among Sabine Pass LNG, L.P., as borrower, each of the Lenders identified therein, Société Générale, as administrative agent for the Lenders, and HSBC Bank USA, National Association] as collateral agent for the Lenders.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

“Effective Date” means the date first written above.

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“Event of Default” has the meaning given in Article 8.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party including the following events:

(a)	explosion, fire, nuclear radiation or chemical or biological contamination, hurricane, tropical storm, tornado, lightning, earthquake, flood, unusually severe weather, natural disaster, epidemic, any other act of God, and any other similar circumstance;

(b)	war and other hostilities (whether declared or not), revolution, public disorder, insurrection, rebellion, sabotage, or terrorist action;

(c)	failure of any third party supplier, where the failure is due to an event which constitutes force majeure under the Manager’s or the Project Company’s contract with that party;

(d)	any action taken by any government authority after the date of this Agreement, including any order, legislation, enactment, judgment, ruling, or decision thereof;

(e)	labor disputes; and

(f)	major equipment failure;

but (i) no event or circumstance shall be considered to be a Force Majeure Event (x) to the extent such event or circumstance is due to the negligence, gross negligence, breach of this Agreement or willful misconduct of the Party claiming a Force Majeure Event or the Operator (y) if such event would have been avoided or prevented had Manager exercised due diligence in the performance of the Services and (ii) Force Majeure Events shall expressly exclude (x) failure of a Subcontractor to perform its obligations under a Subcontract except as a result of a force majeure under its Subcontract and (y) a Party’s financial inability to perform hereunder.

“GAAP” means generally accepted accounting principles, as consistently applied in the United States.

“Indexed” means that the amount to be indexed is to be multiplied on each anniversary of the Effective Date by a fraction the numerator of which is the CPI on said anniversary of the Effective Date and the denominator of which is the CPI on the Effective Date.

“Lender” means the Persons so identified in the Credit Agreement.

“LNG” means natural gas in a liquid state at or below its boiling point at a pressure of approximately one (1) atmosphere.

“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages.

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“Manager” has the meaning given in the preamble hereto.

“Manager Fee” has the meaning given in Section 6.2.

“Monthly Expenditures” has the meaning given in Section 6.4.

“O&M Agreement” has the meaning given in the recitals hereto.

“Operator” has the meaning given in the recitals hereto.

“Operating Year” has the meaning given in the O&M Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Sabine Pass, LNG L.P., effective as of February 24, 2005.

“Permitted Investments” means securities of the United States Government, money market funds of national banking institutions reasonably approved by the Project Company, or other conservative investments approved by the Project Company from time to time.

“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

“Pre-COD Fee” has the meaning given in Section 6.1.

“Project” has the meaning given in the recitals hereto.

“Project Company” has the meaning given in the preamble hereto.

“Service Providers” means the Operator and each other Person hired by the Project Company, or by the Manager on behalf of the Project Company, to perform services for the Project Company, including, without limitation, other providers of maintenance, repair and warranty services, certified public accountants, tax return preparers, law firms, engineering firms, and other professional advisors and consultants.

“Services” means managing all of the operations and business of the Project Company including without limitation the Services listed on Appendix 1 hereto, but excluding only those services which are expressly to be provided by the Operator under the O&M Agreement.

“Subcontract” means any subcontract entered into between the Manager and any Subcontractor for the furnishing of Services to be provided hereunder by the Manager.

“Subcontractor” means any Person party to a Subcontract with Manager.

“Substantial Completion Date” has the meaning given in the O&M Agreement.

“Supermajority Lenders” has the meaning provided in the Credit Agreement.

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“Total TUA” means the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Project Company, as amended.

ARTICLE 2

APPOINTMENT OF MANAGER

2.1 The Project Company hereby appoints and authorizes the Manager to provide all Services and Manager hereby accepts the appointment and agrees to perform the Services in accordance with this Agreement.

2.2 The Manager shall use such diligence, care and prudence in the performance of its duties hereunder, and shall devote such time, effort and skills as an ordinary manager in like position would do in like circumstances and shall perform its Services in compliance with applicable laws and the Project Contracts (as defined in the O&M Agreement) to which the Project Company is a party. It is understood and agreed that the Manager does not guarantee or undertake to procure any financial, operational, accounting, legal or other outcome with respect to the Project Company or the Project.

2.3 The Manager shall not be liable to the Project Company for any Loss suffered or incurred by the Project Company or any third Person as a direct result of:

2.3.1	the Manager’s compliance with the terms of this Agreement, the Partnership Agreement or any other Project contract;

2.3.2	the absence or lapse of any government approval, other than any absence or lapse resulting from the Manager’s failure to comply with its obligations under this Agreement; a contractor’s failure to comply with its obligations under any Project contract, except to the extent that such failure is a result of any negligence willful misconduct or breach of this Agreement by the Manager.

2.4 If the Manager becomes aware of any event or circumstance which could prevent or materially delay its performance of any of its material obligations under this Agreement, the Manager shall attempt in good faith to minimize any such delay, provided, however, that the Manager shall not be obligated to undertake or perform any actions which are prohibited by contract or any applicable law or that would expose the Manager to any material liability or to any material expense which is not reasonably expected to be promptly reimbursed hereunder.

ARTICLE 3

BUDGETS

3.1 The Manager shall cooperate with and support the Operator in preparing any budget with respect to the O&M Agreement.

3.2 The Budget For Management Services shall be prepared by the Manager on an annual basis. Not later than Ninety (90) days before the beginning of each Operating Year, the Manager shall provide its estimate of all expenditures (including Ancillary Expenses) expected to be

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incurred by or at the direction of the Manager during the following calendar year in connection with providing the Services and in funding the activities contemplated by the Services, to the extent such expenditures are not included in the budget for the O&M Agreement. All unbudgeted costs of providing the Services shall be borne by the Manager; provided, however, the Parties understand and agree that no third party expenses whatsoever shall be borne or financed by the Manager, except as explicitly assumed by the Manager in writing following the Effective Date.

ARTICLE 4

EFFECTIVE DATE AND TERM

4.1 The term of this Agreement shall commence on the Effective Date and unless sooner terminated as provided herein, shall continue in full force and effect until twenty (20) years after the Commercial Start Date. The term of this Agreement shall continue for twelve (12) months following the end of the initial term and for each twelve (12)-month period following each anniversary of the end of the initial term unless terminated prior the end of any twelve (12)-month period by the Manager. This Agreement shall automatically terminate upon and concurrently with the dissolution or termination of the Project Company.

4.2 In the event that with the consent or request of the Supermajority Lenders under the Credit Agreement, the Collateral Agent exercises any rights of a secured creditor with respect to the Collateral, then the Collateral Agent shall have the right with the consent of the Supermajority Lenders at any time prior to the end of six months after the first exercise of such rights of a secured creditor to direct the Project Company to terminate the Manager for convenience by giving the Manager six month’s written notice of such termination.

ARTICLE 5

REPRESENTATIVES, INFORMATION AND ADDITIONAL AGREEMENTS

5.1 Prior to the Manager entering into any amendment, modification or supplement to a Project contract, or any other agreements which may affect the performance of the Services by the Manager, the Manager shall determine the impact (if any) of such additional agreement on any then-effective budget, this Agreement or the Manager’s performance of the Services hereunder, and shall advise the Project Company in writing its cost to comply with such additional agreement without incurring material additional cost or administrative burden under this Agreement, and the current Budget For Management Services shall be deemed amended as appropriate to include such additional cost.

ARTICLE 6

FEES AND PAYMENT

6.1 On the Effective Date of this Agreement the Project Company shall pay the Manager (i) a fixed fee of three hundred forty thousand dollars ($340,000) (the “Pre-COD Fee”), stated as a monthly amount, which amount shall be prorated on a daily basis for each day until the end of the month in which the Effective Date occurs, plus (ii) the Pre-COD Fee for the subsequent month. The Pre-COD Fee shall thereafter be payable monthly as set forth below until the Substantial Completion Date, and shall be Indexed on an annual basis.

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6.2 On the Substantial Completion Date the Project Company shall pay the Manager (i) a fixed fee of five hundred twenty thousand dollars ($520,000) (the “Manager Fee”), stated as a monthly amount, which amount shall be prorated on a daily basis for each day until the end of the month in which the Substantial Completion Date occurs, plus (ii) the Manager Fee for the subsequent month. The Manager Fee shall thereafter be payable monthly as set forth below for the duration of the term of this Agreement, and shall be Indexed on an annual basis.

6.3 The Manager shall submit an invoice on or prior to the tenth (10th) day of each month reflecting the Manager Fee or the Pre-COD Fee for the prior month, and any Ancillary Expenses incurred during the subsequent month, including documentation identifying and substantiating in reasonable detail the nature of such Ancillary Expenses and the basis for reimbursement thereof. The Project Company shall pay the invoice within twenty (20) days of receipt thereof.

6.4 Concurrently with its monthly submission of any invoice, the Manager shall provide a statement showing all expenditures made in the previous month pursuant to this Agreement, including expenditures pursuant to any approved Budget For Management Services, and any other expenditures made by Manager during such month (“Monthly Expenditures”).

6.5 The Manager shall retain copies of invoices submitted by it and copies of any third party invoices or similar documentation supporting claims for Ancillary Expenses or Monthly Expenditures, for a minimum period of two (2) years.

ARTICLE 7

EVENTS OF DEFAULT; TERMINATION; FORCE MAJEURE

7.1 The following circumstances shall constitute events of default on the part of Manager (“Manager Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Manager;

(b) Manager fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) Days after Manager’s receipt of written notice of such failure from the Owner;

(c) Manager assigns its rights under this Agreement except as permitted hereunder;

(d) Manager ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder; or

(e) a material failure by Manager to perform its obligations hereunder which continues for thirty (30) Days after Manager’s receipt of written notice of such failure from Owner which Notice shall include Owner’s recommendation for a cure of such failure, unless Manager commences to cure such failure within said thirty (30) Days and cures such failure within seventy-five (75) Days after its receipt of the aforesaid Notice.

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7.2 The following circumstances shall constitute events of default on the part of Owner (“Owner Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Owner;

(b) a material failure by Owner to perform its obligations hereunder which continues for thirty (30) Days after Owner’s receipt of written notice of such failure, unless Owner commences to cure such failure within said thirty (30) Days and either cures or continues to diligently attempt the cure of such failure; or

(d) a default by Owner in its payment obligations to Manager, unless Owner has cured such breach within thirty (30) days from receipt of written notice from Manager.

7.3 Upon the occurrence and during the continuance of a Manager Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; (ii) obtain specific performance of Manager’s obligations hereunder; (iii) exercise its rights to perform Manager’s obligations hereunder; and (iv) subject to Article 8, pursue any and all other remedies available at law or in equity. Upon the occurrence and during the continuance of an Owner Event of Default, Manager shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; and (ii) subject to Article 8, pursue any and all other remedies available at law or in equity.

7.4 In the event of a Manager Event of Default or Owner Event of Default, the non-defaulting Party may give a written notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.

7.5 Upon receipt of a Termination Notice from Owner, Manager shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by Owner to provide administrative and advisory services in connection with the operation and maintenance of the Facility (the “Successor Manager”) so as not to disrupt the normal operation and maintenance of the Facility and shall provide full access to the Facility and to all relevant information, data, and records relating thereto to the Successor Manager and its representatives, and accede to all reasonable requests made by such Persons in connection with preparing for taking over the operation and maintenance of the Facility.

Promptly after termination, Manager shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) Owner or to the Successor Manager all property in its possession or under its control owned by Owner or leased or licensed to Owner. All books, records, and any other items furnished as part of the Services hereunder or at direct cost to Owner shall be delivered to the Successor Manager.

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Manager, to the extent allowed by such agreements and approvals, shall transfer to the Successor Manager, as from the date of termination, its rights as Manager under all contracts entered into by it, and all Government Approvals obtained and maintained by it, in the performance of its obligations under this Agreement or relating to the operation and maintenance of the Facility. Pending such transfer, Manager shall hold its rights and interests thereunder for the account and to the order of Owner, Successor Manager, or Owner’s designee. Owner shall indemnify Manager for all liabilities incurred by Manager under such contracts to the extent that such liabilities are caused by Owner, the Successor Manager, or Owner’s designee during the continuation and performance of such contracts by Owner, the Successor Manager, or Owner’s designee, as applicable. Manager shall execute all documents and take all other actions reasonably required to assign and vest in Owner all rights, benefits, interest, and title in connection with such contracts.

Upon written notice from Owner to Manager on or prior to the Termination Date, then following the Termination Date and for a period of up to ninety (90) days following the Termination Date, Manager shall provide the services of its employees as may be required by Owner to enable Owner to manage the Project and perform the Services. The written notice invoking this provision may be included in the Termination Notice provided in Section 11.4, and shall provide Owner’s good faith estimate of how many days Manager’s services will be required post-Termination Date, up to the ninety (90) days specified herein. Manager’s reasonable expenses shall be paid by Owner and additionally, Owner shall pay Manager for the period for which Owner requests Manager to provide Services hereunder Manager Fee pro rated for any partial Month, based upon the number of days elapsed in such Month.

7.6 Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by the occurrence of a Force Majeure Event.

7.7 The Party affected by a Force Majeure Event shall:

(a)	provide prompt notice to the other of the occurrence of the Force Majeure Event, which notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the performance of its obligations hereunder;

(b)	use all reasonable efforts to continue to perform its obligations hereunder;

(c)	take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;

(d)	use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event and damages to the Project Company, to the extent such action would not adversely affect its own interests; and

(e)	provide prompt written notice to the other of the cessation of the Force.

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7.8 Following the occurrence of a Force Majeure Event, Manager shall take all reasonable measures to mitigate or limit the amount of Ancillary Expenses until the effects of the Force Majeure Event are remedied.

ARTICLE 8

REMEDIES AND DISPUTE RESOLUTION

8.1 In the event that any claim, dispute or controversy arising out of or relating to this Agreement (including the breach, termination or invalidity thereof, and whether arising out of tort or contract) cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Manager’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 8.1 be construed to limit either Party’s right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within ninety (90) days after receipt of the Dispute Notice given in this Section 8.1, then either Party may by notice to the other Party refer the Dispute to be decided by final and binding arbitration in accordance with Section 8.2.

8.2 Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 8.2, be governed by the AAA’s International Arbitration Rules (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction. The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, and their successors and permitted assigns. At either Party’s option, any other Person may be joined as an additional party to any arbitration conducted under this Section 8.2, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

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8.3 Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes

ARTICLE 9

INDEMNITY AND LIMITATION OF LIABILITY

9.1 The Manager shall indemnify, defend, and hold harmless the Project Company against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

(a) any breach by the Manager of its obligations hereunder;

(b) any negligent act or omission on the part of the Manager; and

(c) any gross negligence or willful misconduct of the Manager.

Any indemnification payable by the Manager to the Project Company hereunder shall be net of any insurance proceeds received by the Project Company under its insurance policies with respect to the circumstances giving rise to the Manager’s indemnification of the Project Company hereunder.

9.2 The aggregate amount of damages, compensation, or other such liabilities payable by the Manager under this Agreement shall be limited to, and shall in no event exceed in each Operating Year, an amount equal to $6,240,000.

9.3 THE MANAGER SHALL NOT BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO INDEMNITIES EXPRESSLY PROVIDED IN THIS ARTICLE 9 TO THE EXTENT THAT THEY APPLY TO THIRD PARTY CLAIMS.

ARTICLE 10

INSURANCE

10.1 To the extent that such insurance is available to the Project Company on commercially reasonable terms and conditions, the Manager shall cause the Project Company to obtain and maintain insurance for physical loss or damage to the Project and general liability insurance relating to the Project to the extent required under any contracts or agreements to which the Project Company is a party.

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10.2 To the extent that such insurance is available to the Manager on commercially reasonable terms and conditions, the Manager shall obtain or cause to be obtained and maintained the insurance described in Appendix II.

10.3 Each Party shall ensure that the insurance maintained by it shall provide for thirty (30) days’ notice to be given to each named or additional insured prior to any cancellation, non-renewal, or material modification of such policies. The insurance maintained by a Party shall also provide that its insurers waive all rights of subrogation against the other Party and its Affiliates and representatives and that the other Party and its representatives and Affiliates are named as additional insureds under such policies (except workers’ compensation/employer’s liability insurance). Each Party shall, promptly after having obtained any such policy or policies, provide the other Party with a certificate of insurance and shall notify the other Party in writing of any changes therein from time to time or, prior to so doing, of the cancellation of any such policy or policies.

10.4 Each Party shall promptly furnish the other Party with all information reasonably available to it as is necessary to enable the other Party to comply with its disclosure obligations under the insurance which it has taken out. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to herein, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.

ARTICLE 11

RELATIONSHIP OF PARTIES; REPRESENTATIONS AND WARRANTIES

11.1 This Agreement is solely and exclusively between the Manager and the Project Company, and any obligations created herein shall be the sole obligations of the Parties. Neither Party shall have recourse to any parent, partner, subsidiary, joint venturer, Affiliate, director or officer of the other Party for performance of such obligations, unless such obligations are assumed in writing by the person against whom recourse is sought.

11.2 Manager represents and warrants to Owner that it or one of its Affiliates has or will hire the personnel who are fully qualified or able to be qualified to provide the Services to be provided by the Manager under this Agreement in accordance with the terms hereof.

ARTICLE 12

MISCELLANEOUS

12.1 This Agreement represents the entire agreement between the Parties relative to the matters set forth in this Agreement. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed to in writing by both Parties.

12.2 The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure of

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any Party at any time or times to require performance of any provision of this Agreement shall not affect the right at later date to enforce the same. No waiver by any Party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty contained in this Agreement.

12.3 THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES GOVERNING CONFLICTS OF LAW.

12.4 The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.

12.5 This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party.

12.6 The Manager shall not assign or otherwise transfer all or any of its rights under this Agreement. Any assignment by the Manager shall be null and void and have no force or effect. Notwithstanding the foregoing, in the event the Manager is removed as the General Partner under the Partnership Agreement, then the replacement General Partner shall automatically and without further action be deemed the Manager hereunder, and shall assume all past, present and future rights, duties and obligations of the previous Manager.

12.7 The Manager agrees to execute and deliver to the Project Company such additional documents and to take such additional actions and provide such cooperation as may be reasonably required to consummate the transactions contemplated by, and to effect the intent of, this Agreement.

12.8 The Appendices to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the schedules, the other terms conditions, and provisions of this Agreement shall prevail.

12.9 This Agreement may be executed in counterparts and if so executed by each Party hereto, all copies together shall constitute a single agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Management Services Agreement as of the date first written above.

MANAGER:

SABINE PASS LNG – GP, INC.

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Management Services Agreement

PROJECT COMPANY:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, its General Partner

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Management Services Agreement

Appendix I

Services

1.	Maintaining or providing for maintenance of the principal office and registered office of Project Company, acting as the registered agent of Project Company, and maintaining the books and records of Project Company.

2.	Taking actions to maintain the continued existence of Project Company, its qualification to do business and its registration under any applicable assumed or fictitious name, statute or similar law in each state in which the Project Company owns property or transacts business.

3.	Exercising the day-to-day management of Project Company’s affairs and business.

4.	Provide or arrange for the necessary human resources and other administrative support necessary to perform the Services or cause the Services to be performed, including in the Manager’s discretion relying on contractual arrangements with other personnel and service providers who are Affiliates of the Manager.

5.	Negotiating agreements on behalf of the Project Company and providing administrative, accounting, marketing and other commercial services related to the marketing and sale of capacity at the Project, and managing the Project Company’s regulatory matters.

6.	Provide credit management services, including establishing credit lines and monitoring the credit status of suppliers and transporters, purchasers and other contractual counterparties to the extent permitted by the agreements that the Project Company has with its lenders.

7.	Procure and maintain all required governmental approvals and permits and prepare and submit all filings which are required to be made thereunder; provided that if responsibility therefor has been delegated to a Service Provider, the Manager shall supervise and monitor such Service Provider’s performance of such delegated activity or duty.

8.	Prepare business planning and forecasting reports from time to time for the benefit of the Project Company.

9.	Act as Commercial Designee under the O&M Agreement.

10.	Provide invoices and collect on behalf of the Project Company, or cause to be so collected, all payments due to the Project Company, and promptly (but in no event later than the date such payment is due and payable) remit or direct to be remitted from funds of the Project Company amounts in payment of the expenses and expenditures of the Company, including making borrowing and other requests of the Project Company’s lenders and their agents; provided that nothing herein shall imply any guarantee or undertaking by the Manager with respect to the collection of amounts due to the Project Company which remain uncollected after commercially reasonable efforts by the Manager.

MANAGEMENT SERVICES AGREEMENT

11.	Purchase or lease, at the sole expense of the Project Company, any materials, supplies and equipment necessary for the performance of the Services to the extent permitted by the Project Company’s agreements with its lenders, and nothing herein shall imply any duty of the Manager under any circumstances to expend its own funds in payment of the expenses of the Project Company.

12.	Determine the need for, establish and make draws under the Project Company’s working capital facilities and establish appropriate reserves, in each case as it determines necessary to meet the Project Company’s cash flow requirements and cause such funds to be deposited into the Project Company’s accounts.

13.	Maintain complete and accurate financial books and records of the Project Company’s operations in accordance with prudent business practices and GAAP.

14.	Prepare and file or cause to be prepared and filed on behalf of the Project Company on a timely basis all federal, state and local tax returns and related information and filings required to be filed by the Project Company, pay out of the Project Company’s funds all taxes and other governmental charges shown to be due thereon before they become delinquent and make all tax elections believed by the Manager to be necessary or desirable for the Project Company and its partners.

15.	Within forty-five (45) days after the end of each calendar quarter, prepare together with the Operator, (i) a status report relating to the Project’s operations for such quarter, which will detail variances between actual and forecasted performance, and a include projection of forecasted performance for the remaining quarters of the calendar year if there is material change from the previous forecast for the same period, and (ii) an unaudited internal financial statement and income statement for such quarter prepared in accordance with GAAP.

16.	Provide contract administration services for all contracts associated with the Project, and supervise and monitor the Service Providers with respect to their performance of services for the Project Company, and where necessary or desirable, at the Project Company’s sole expense, enforce each Service Provider’s compliance with its obligations to the Company, provided that the Manager’s responsibility for matters which are subject to the Project Company’s arrangements with Service Providers shall consist solely of such supervision, monitoring and enforcement and shall not include responsibility for the proper performance of any such matters.

17.	As soon as reasonably possible and in any event within one hundred and twenty (120) days after the end of each calendar year, cause the Project Company’s certified public accountant to prepare, review and submit annual audited financial statements for the Project Company, prepared in accordance with GAAP, and assist and cooperate with the Project Company’s certified public accountant in connection with all audits made of the Project Company’s books and records.

MANAGEMENT SERVICES AGREEMENT

18.	Represent the Project Company in business matters with, and maintain good relations with, the Service Providers and other third parties, and execute on behalf of the Project Company such additional documents reasonably deemed necessary or desirable by the Manager to effectuate the transactions and agreements necessary for the operation and management of the Project in the normal course of business.

19.	Cause the Project Company to obtain and maintain all insurance required by the O&M Agreement and any other agreement obligating the Project with respect to insurance, and such other insurance as is necessary and prudent; provided, that in no event shall the Manager be responsible or liable for Project Company’s failure to obtain or maintain insurance where such insurance is not commercially available to Project.

20.	Not take any action as would cause the Project Company to violate or be in violation in any material respect of any federal, state or local laws and regulations, including environmental laws and regulations, and to the extent that the Manager has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense of the Project Company to redress or mitigate any such violation.

21.	Use all reasonable efforts to cause the Project Company to take all actions required and perform all of its obligations under the Project Contracts (as such term is defined in the O&M Agreement) and not take any action as would reasonably be expected to cause the Project Company to violate or be in violation of any Project Contract, and to the extent the Manager has knowledge of any existing or prospective violation take, or direct Service Providers (including the Operator) to take, commercially reasonable actions, at the sole expense of the Project Company, or such Service Provider as the case may be, to redress or mitigate any such violation

MANAGEMENT SERVICES AGREEMENT

Appendix II

Insurance

Insurance to be Maintained By Manager

The Manager will procure or cause to be procured and maintain in full force and effect at all times on or after the Effective Date (unless otherwise specified herein) and continuing throughout the term of this Agreement (unless otherwise specified herein), insurance policies with insurance company (ies) authorized to do business in the State of Louisiana (if required by law or by regulation) with a (i) a Best Insurance Rating of “A-” or better and a financial strength rating of “IX” or higher, or (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Owner, with limits and coverage provisions set forth below:

(1)	Workers Compensation and Employers Liability Insurance: Manager shall comply with all applicable law with respect to workers’ compensation requirements and other similar requirements where the Work is preformed. Such coverage shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage, alternate employer endorsement and occupational disease. If the Services are to be performed on or near navigable waters, the policy (ies) shall include coverage for United States Longshoremen’s and Harbor Workers Act, and, if applicable, coverage for the Death on the High Seas Act, the Jones Act, the Outer Continental Shelf Lands Act and any other applicable law regarding maritime law. A maritime employers liability policy may be used to satisfy applicable parts of this requirement with respect to Work performed on navigable waters. If Manager is not required by applicable law to carry Workers’ Compensation insurance, then Manager shall provide the types and amounts that are mutually agreed between the Manager and the Owner.

Limits to be provided:

Workers’ Compensation: Statutory

Employer’s Liability: US $1,000,000 each accident, US $1,000,000 disease each employee, US $1,000,000 disease policy limit.

(2)	Commercial General Liability: Commercial General Liability insurance on an occurrence basis covering against claims occurring anywhere world for the Manager’s liability for bodily injury (including bodily injury and death), property damage (including loss of use) and personal injury. Such insurance shall provide coverage for products and completed operations, blanket contractual, broad form property damage and independent contractors.

MANAGEMENT SERVICES AGREEMENT

Limits to be provided:

US $1,000,000 combined single limit in any one occurrence;

US $1,000,000 general aggregate;;

US $ 1,000,000 products and/or completed operations aggregate..

This coverage will be subject to a maximum deductible of US $250,000. in any one occurrence.

(3)	Automobile Liability: Commercial Automobile Liability covering the Manager’s liability arising out of claims for bodily injury and property damage for all owned and non-owned, leased or hired vehicles of the Manager, including loading and unloading thereof and appropriate no-fault provisions wherever applicable.

Limit to be provided:

US $ 1,000,000 combined single limit for Bodily Injury and Property Damage.

This coverage will be subject to a maximum deductible of US $25,000 in any one accident or occurrence.

(4)	Umbrella or Excess Liability: Umbrella or Excess Liability insurance on a “following form” basis. Coverage shall be excess of limits provided by the Borrower for Commercial General Liability and Automobile Liability insurance. The aggregate limit shall apply separately to each annual policy period.

Limits to be provided:

$5,000,000 combined single limit each occurrence; and

$5,000,000 aggregate limit.

(5)	Fidelity: On or prior to the Substantial Completion Date, Fidelity insurance providing coverage for employee dishonesty including theft, computer funds transfer fraud, alteration and forgery insuring loss of money, securities or other property resulting from any fraudulent or dishonest act committed by the Manager’s employees, whether acting alone or in collusion with others in an amount not less than $10,000,000 and a deductible not greater than $25,000 each loss.

Such insurance shall also include (a) a discovery period not less than 12 months, (b) loss by unidentified employees, (c) temporary employees, (d) automatic cover for all employees and officers and (e) auditor charges with a limit not less than $20,000.

MANAGEMENT SERVICES AGREEMENT